CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 16, 2015, relating to the financial statements and financial highlights, which appears in the September 30, 2015 Annual Report to Shareholders of Franklin DynaTech Fund, Franklin Growth Fund, Franklin Income Fund, Franklin U.S. Government Securities Fund and Franklin Utilities Fund (constituting Franklin Custodian Funds), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

January 25, 2016